EXHIBIT 3

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.

REPLACEMENT WARRANT CERTIFICATE

To Purchase 8,727,058 Shares of Common Stock of:

A.S.V., INC.

    THIS IS TO CERTIFY THAT CATERPILLAR INC. (the "Holder"), or Holder's registered assigns, is entitled to purchase from A.S.V., INC., a Minnesota corporation (the "Company"), up to 8,727,058 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), on the terms and conditions hereinafter set forth. This warrant is being issued in connection with a Securities Purchase Agreement between the Company and the Holder dated October 31, 2000 (the "Purchase Agreement"). Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

I.     GRANT OF WARRANT

        1.1     GRANT.     The Company hereby grants the Holder a warrant to purchase 8,727,058 shares of Common Stock at a purchase price of $21.00 per share, exercisable in whole or in part at any time and from time to time from the date hereof until 6:00 p.m. on January 29, 2009, subject to the provisions of Article V hereof (the "Warrant" and the shares to be issued upon the exercise thereof are "Warrant Shares"). This Warrant is granted this 31st day of October, 2000.

        1.2     SHARES TO BE ISSUED; RESERVATION OF SHARES.     The Company covenants and agrees that (1) all Warrant Shares will upon issuance in accordance with the terms hereof be duly authorized, validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof, (2) the Company will from time to time take all actions necessary to assure that the par value per share of the Common Stock is at all times equal to or less than the applicable purchase price per Warrant Share, and (3) the Company will at all times during the exercise period have authorized and reserved sufficient shares of Common Stock to provide for the exercise of the Warrant in full.

II.     ADJUSTMENTS TO WARRANT RIGHTS

        2.1     STOCK SPLITS AND COMBINATIONS.     If the Company shall combine all of the outstanding Common Stock proportionately into a smaller number of shares, the number of Warrant Shares issuable to the Holder upon exercise of the Warrant shall be proportionately decreased and the purchase price per Warrant Share hereunder in effect immediately prior to such combination shall be proportionately increased, as of the effective date of such combination, as follows: (a) the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to the effective date of such combination shall be adjusted so that the Holder of the Warrant exercised on or after that date shall be entitled to receive the number and kind of Warrant Shares which the Holder of the Warrant would have owned and been entitled to receive as a result of the combination had the Warrant been exercised immediately prior to that date, and (b) the purchase price per Warrant Share in effect immediately prior to such adjustment shall be adjusted by multiplying such purchase price by a fraction, the numerator of which is the aggregate number of shares of Common Stock purchasable upon exercise of the Warrant immediately prior to such adjustment, and the denominator of which is the aggregate number of shares of Common Stock purchasable upon exercise of the Warrant immediately thereafter. If the Company shall effect a subdivision of the outstanding Common Stock, the number of Warrant Shares issuable to the Holder upon exercise of the Warrant shall be proportionally increased and the purchase price per Warrant Share hereunder in effect prior to such subdivision shall be proportionately decreased, as of the effective date of such subdivision, as follows: (a) the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to the effective date of such subdivision, shall be adjusted so that the Holder of the Warrant exercised on or after that date shall be entitled to receive the number and kind of Warrant Shares which the Holder of the Warrant would have owned and been entitled to receive as a result of the subdivision had the Warrant been exercised immediately prior to that date (pro rated in the case of any partial exercise), and (b) the purchase price per Warrant Share in effect immediately prior to such adjustment shall be adjusted by multiplying the purchase price by a fraction, the numerator of which is the aggregate number of shares of Common Stock purchasable upon exercise of the Warrant immediately prior to such adjustment, and the denominator of which is the aggregate number of shares of Common Stock purchasable upon exercise of the Warrant immediately thereafter.

        2.2     STOCK DIVIDENDS AND DISTRIBUTIONS.     If the Company shall make or fix a record date for the holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then the number of Warrant Shares issuable to the Holder upon exercise of the Warrant shall be proportionately increased and the purchase price per Warrant Share hereunder in effect prior to the time of such issuance or the close of business on such record date shall be proportionately decreased, as of the time of such issuance, or in the event such record date is fixed, as of the close of business on such record date, as follows: (a) the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to the time of such issuance or the close of business on such record date shall be adjusted so that the Holder of the Warrant exercised after that date shall be entitled to receive the number and kind of Warrant Shares which the Holder of the Warrant would have owned and been entitled to receive as a result of the dividend or distribution had the Warrant been exercised immediately prior to that date (pro rated in the case of any partial exercise), and (b) the purchase price in effect immediately prior to such adjustment shall be adjusted by multiplying such purchase price by a fraction, the numerator of which is the aggregate number of shares of Common Stock purchasable upon exercise of the Warrant immediately prior to such adjustment, and the denominator of which is the aggregate number of shares of Common Stock purchasable upon exercise of the Warrant immediately thereafter.

        2.3     OTHER DIVIDENDS AND DISTRIBUTIONS.     If the Company shall make or fix a record date for the holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then lawful and adequate provision shall be made so that the Holder of the Warrant shall be entitled to receive upon exercise of the Warrant, for the aggregate purchase price in effect prior thereto, in addition to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, the kind and number of securities of the Company which the Holder would have owned and been entitled to receive had the Warrant been exercised immediately prior to that date (pro rated in the case of any partial exercise).

        2.4     RECLASSIFICATION, EXCHANGE AND SUBSTITUTION.     If the Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Article II), then the Holder of the Warrant shall be entitled to receive upon exercise of the Warrant, in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, for the aggregate purchase price in effect prior thereto, the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by the holders of the number of shares of Common Stock for which such Warrant could have been exercised immediately prior to such recapitalization, reclassification or change (pro rated in the case of any partial exercise).

        2.5     REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS.     If any of the following transactions (each, a "Special Transaction") shall become effective: (i) a capital reorganization (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Article II), (ii) a consolidation or merger of the Company with and into another entity, or (iii) a sale or conveyance of all or substantially all of the Company's assets, then as a condition of any such Special Transaction, lawful and adequate provision shall be made so that the Holder of the Warrant shall thereafter have the right to purchase and receive upon exercise of the Warrant, in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, for the aggregate purchase price in effect immediately prior to such consummation, such shares of stock, other securities, cash or other assets as may be issued or payable in and pursuant to the terms of such Special Transaction to the holders of shares of Common Stock for which such Warrant could have been exercised immediately prior to such Special Transaction (pro rated in the case of any partial exercises). In connection with any Special Transaction, appropriate provision shall be made with respect to the rights and interests of the Holder of the Warrant to the end that the provisions of the Warrant (including without limitation provisions for adjustment of the purchase price and the number of Warrant Shares issuable upon the exercise of the Warrant), shall thereafter be applicable, as nearly as may be practicable, to any shares of stock, other securities, cash or other assets thereafter deliverable upon the exercise of the Warrant. The Company shall not effect any Special Transaction unless prior to or simultaneously with the closing, the successor entity (if other than the Company), if any, resulting from such consolidation or merger or the entity acquiring such assets shall assume by a written instrument executed and mailed by certified mail or delivered to the Holder of the Warrant at the address of the Holder appearing on the books of the Company, the obligation of the Company or such successor corporation to deliver to the Holder such shares of stock, securities, cash or other assets, as in accordance with the foregoing provisions, which the Holder shall have the right to purchase.

        2.6     SALES BELOW WARRANT EXERCISE PRICE.

                    (a)     In the event the Company shall sell and issue shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock (excluding (i) shares, rights, options, warrants or convertible or exchangeable securities issued in any of the transactions described in Sections 2.1, 2.2, 2.3, 2.4 or 2.5 above), (ii) shares issuable upon exercise of currently outstanding options, warrants and convertible securities and (iii) options issued to employees and directors of the Company or shares issued upon exercise thereof provided the exercise price of any such options on the date of grant shall be equal to or greater than the fair market value as of such date) at a price per share less than the purchase price per Warrant Share in effect as of the date the Company fixes the offering price of such shares, rights, options, warrants or convertible or exchangeable securities, then the purchase price per Warrant Share shall immediately be reduced to a price determined by multiplying the then current purchase price per Warrant Share by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date next preceding the date of such issue or sale, plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities so issued would purchase at the then current purchase price per Warrant Share, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issuance after giving effect to such issuance.

                    (b)     For the purpose of making any adjustment required under this Section 2.6, the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash be computed at the gross amount of cash received by the Company after deduction of any expenses payable by the Company and any underwriting or similar commissions, compensation or concession in connection with such issue or sale, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined by the Company's Board of Directors in good faith, (C) if such shares of Common Stock or rights, options, warrants or convertible securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as that portion of the consideration so received that may be reasonably determined by the Board of Directors of the Company in good faith to be allocated to such shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities, and (D) if the issuance shall be of such rights, options, warrants or convertible or exchangeable securities, be determined by dividing (X) the total amount receivable by the Company in consideration of the sale and issuance of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration payable to the Company upon exercise, conversion or exchange thereof by (Y) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities.

                    (c)     Upon each adjustment of the purchase price per Warrant Share pursuant to Section 2.6 hereof, the Warrant shall thereupon evidence the right to purchase that number of shares of Common Stock (calculated to the nearest hundredth of a share) obtained by multiplying the number of shares of Common Stock purchasable upon exercise immediately prior to such adjustment by the purchase price per Warrant Share in effect immediately prior to such adjustment and dividing the product so obtained by the purchase price per Warrant Share in effect immediately after such adjustment. The adjustment pursuant to this Section 2.6 to the number of shares of Common Stock purchasable upon exercise of a Warrant shall be made each time an adjustment of the purchase price is made pursuant to Section 2.6 hereof.

        2.7     LIQUIDATION.     If the Company shall, at any time prior to the expiration of this Warrant, dissolve, liquidate or wind up its affairs, the Holder shall have the right, but not the obligation, to exercise this Warrant. Upon such exercise, the Holder shall have the right to receive, in lieu of the shares of Common Stock that the Holder otherwise would have been entitled to receive upon such exercise, the same kind and amount of assets as would have been issued, distributed or paid to the Holder upon any such dissolution, liquidation or winding up with respect to such shares of Common Stock had the Holder been the holder of record of such shares of Common Stock receivable upon exercise of this Warrant on the date for determining those entitled to receive any such distribution. If any such dissolution, liquidation or winding up results in any cash distribution in excess of the application purchase price per Warrant Share provided for by this Warrant, the Holder may, at the Holder's option, exercise this Warrant without making payment of the applicable purchase price per Warrant Share and, in such case, the Company shall, upon distribution to the Holder, consider the applicable purchase price per Warrant Share to have been paid in full, and in making settlement to the Holder shall deduct an amount equal to the applicable purchase price per Warrant Share from the amount payable to the Holder.

        2.8     NOTICE.     Whenever a Warrant or the number of Warrant Shares issuable hereunder is to be adjusted as provided herein or a dividend or distribution (in cash, stock or otherwise and including, without limitation, any liquidating distributions) is to be declared by the Company, or a definitive agreement with respect to a Special Transaction has been entered into, the Company shall forthwith cause to be sent to the Holder at the last address of the Holder shown on the books of the Company, by first-class mail, postage prepaid, at least ten (10) days prior to the record date specified in (a) below or at least twenty (20) days before the date specified in (b) below, a notice stating in reasonable detail the relevant facts and any resulting adjustments and the calculation thereof, if applicable, and stating (if applicable):

                    (a)     the date to be used to determine (i) which holders of Common Stock will be entitled to receive notice of such dividend, distribution, subdivision or combination (the "Record Date"), and (ii) the date as of which such dividend distribution, subdivision or combination shall be made; or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined (provided, that in the event the Company institutes a policy of declaring cash dividends on a periodic basis, the Company need only provide the relevant information called for in this clause (a) with respect to the first cash dividend payment to be made pursuant to such policy and thereafter provide only notice of any changes in the amount or the frequency of any subsequent dividend payments), or

                    (b)     the date on which a Special Transaction is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon consummation of the Special Transaction (the "Exchange Date").

        2.9     FRACTIONAL INTERESTS.     The Company shall not be required to issue fractions of shares of Common Stock on the exercise of the Warrant. If any fraction of a share of Common Stock would be issuable upon the exercise of the Warrant, the Company shall, upon such issuance, purchase such fraction for an amount in cash equal to the current value of such fraction, computed on the basis of the last reported closing price of the Common Stock on NASDAQ on the last business day prior to the date of exercise upon which such a sale shall have been effected, or, if the Common Stock is not so quoted on NASDAQ, as the Board of Directors of the Company may in good faith determine.

        2.10     EFFECT OF ALTERNATE SECURITIES.     If at any time, as a result of an adjustment made pursuant to this Article II, the Holder of the Warrant shall thereafter become entitled to receive any securities of the Company other than shares of Common Stock, then the number of such other securities receivable upon exercise of the Warrant shall be subject to adjustment from time to time on terms as nearly equivalent as practicable to the provisions with respect to shares of Common Stock contained in this Article II.

        2.11     SUCCESSIVE APPLICATION.     The provisions of this Article II shall similarly apply from time to time to successive events covered by this Article II.

III.     EXERCISE

        3.1     EXERCISE OF WARRANT.

                    (a)     The Holder may exercise their Warrant by (i) surrendering this Warrant Certificate, with the form of exercise notice attached hereto as Exhibit A duly executed by Holder, and (ii) making payment to the Company of the aggregate purchase price for the applicable Warrant Shares in cash, by certified check, bank check or wire transfer to an account designated by the Company. Upon any partial exercise of the Warrant, the Company, at its expense, shall promptly issue to the Holder for its surrendered Warrant Certificate a replacement Warrant Certificate identical in all respects to this Warrant Certificate, except that the number of Warrant Shares shall be reduced accordingly.

                    (b)     Each person in whose name any Warrant Share certificate is issued upon exercise of a Warrant shall for all purposes been deemed to have become the holder of record of the Warrant Shares for which such Warrant was exercised, and such Warrant Share certificate shall be dated the date upon which the Warrant exercise notice was duly surrendered and payment of the purchase price was tendered to the Company.

        3.2     ISSUANCE OF WARRANT SHARES.     The Warrant Shares purchased shall be issued to the Holder exercising this Warrant as of the close of business on the date on which all actions and payments required to be taken or made by the Holder, pursuant to Section 3.1, shall have been so taken or made. Certificates for the Warrant Shares so purchased shall be delivered to the Holder within three (3) days after a Warrant is surrendered.

IV.     RIGHTS OF HOLDER

        4.1     WARRANTHOLDER RIGHTS.     Holder shall not, solely by virtue of the Warrant and prior to the issuance of the Warrant Shares upon due exercise thereof, be entitled to any rights of a shareholder in the Company.

        4.2     NO IMPAIRMENT.     The Company shall not by any action including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant and (b) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the company to perform its obligations under this Warrant.

        Upon the request of the Holder, the Company will at any time during the period this Warrant is outstanding acknowledge in writing, in form satisfactory to the Holder, the continuing validity of this Warrant and the obligations of the Company hereunder.

V.     PARTIAL ACCELERATION OF WARRANT

        5.1     ACCELERATION.     Notwithstanding the provisions of Section 1.1 with respect to the term of the Warrant, if and when the Company achieves an Acceleration Goal (as defined below) and the average closing sale price for a share of Common Stock on the principal trading market for the Common Stock for the preceding ten trading days is above the current purchase price per Warrant Share, the Company shall have the right, by giving of notice to the Holder (an "Acceleration Notice"), to cause (i) a Reduced Amount (as defined below) of Warrant Shares to remain subject to the Warrant for the original term and (ii) the balance of any Warrant Shares then subject to the Warrant to remain subject to the Warrant only for a period of 75 days from the giving of the Acceleration Notice. An "Acceleration Goal" shall mean the reporting by the Company of Qualifying Revenues (as herein defined) for the immediately preceding four fiscal quarters in the amounts specified in the table below and the "Reduced Amount" shall mean the number of Warrant Shares specified in the table below that shall then remain subject to the Warrant in accordance with its terms:

Amount of Qualifying Revenues	Reduced Amount
$100 million	8,727,058
$150 million	6,673,632
$200 million	4,106,851
$250 million	Zero

"Qualifying Revenues" for a fiscal period shall mean the sum of (i) net sales of the Company from continuing operations determined in accordance with GAAP consistently applied throughout the period, and reported in periodic reports filed by the Company pursuant to the Exchange Act (the "Reports"), provided that the gross profit (net sales less cost of goods sold) derived from such revenues and reported by the Company in the Reports, exceeds 20% of such revenues, and (ii) gross revenues received by the Holder for sales of Alliance Machines (as defined in the Multi-Terrain Rubber-Tracked Loader Alliance Agreement), less the amount of gross revenue already recognized by the Company for sales of Alliance Machine undercarriages.

        If the Company has the right to and does give an Acceleration Notice, only the associated Reduced Amount of Warrant Shares shall remain subject to the Warrant for the original term. With respect to all other Warrant Shares then subject to the Warrant, the Holder shall have a period of 75 days from the date of such Acceleration Notice to exercise its rights hereunder and if not so exercised such rights shall elapse and terminate on the 76th day following receipt of the Acceleration Notice.

        5.2     TERMINATION.     Notwithstanding anything contained herein to the contrary, Issuer shall have the right to terminate this Warrant by giving sixty (60) days prior written notice to Holder in the event that: (i) Holder has failed to perform the Marketing Agreement in any material respect and has not remedied such failure and the Company has terminated the Marketing Agreement pursuant to Section 4.1 thereof; (ii) Holder and the Company have entered into the Technology License Agreement contemplated by Section 6 of the Commercial Alliance Agreement, Holder has materially breached the terms of that Technology License Agreement and has not remedied such breach and the Company has terminated the Technology License Agreement pursuant to its terms; or (iii) Holder and the Company have entered into and Holder has materially breached one or more of the Trademark and Trade Dress License Agreement, the Management Services Agreement, the Supply Agreements or the Joint Venture Agreement contemplated by the Commercial Alliance Agreement and Holder has not remedied such breach, the Company has terminated one or more of such agreement pursuant to their terms and the material breach by Holder, collectively with all other breaches of such agreements by the Holder, are of sufficient materiality to cause the Company to be materially unable to realize the benefits provided collectively by those agreements to Holder; provided, however, that during any such sixty (60) day period of termination notice, this Warrant shall remain exercisable in accordance with its terms.

        The Reduced Amounts set forth in the table above shall be subject to adjustment in accordance with the provisions of Article II hereof.

VI.     TRANSFERABILITY

        The Holder hereby represents and warrants that it is acquiring the Warrant and, upon the exercise thereof, the Warrant Shares, for investment and not with a view to resale or distribution thereof. Subject to compliance with federal and state securities laws, the Holder may sell, assign, transfer or otherwise dispose of all or any portion of the Warrant or the Warrant Shares acquired upon any exercise hereof at any time and from time to time, provided however, that the Warrant may only be transferred to an Affiliate of the Holder. Upon the sale, assignment, transfer or other disposition of all or any portion of the Warrant, the Holder shall deliver to Company a written notice of such in the form attached hereto as Exhibit B duly executed by the Holder which includes the identity and address of any purchaser, assignor, or transferee.

VII.     LEGEND ON WARRANT SHARES

        Certificates evidencing the Warrant Shares shall bear the following legend until such time as the Warrant Shares are duly registered for resale:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR SUCH STATE SECURITIES LAWS.

VIII.     MISCELLANEOUS

        8.1     NOTICES.     All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), or guaranteed overnight delivery, to the Company at the address at which its principal business office is located from time to time, and the Holder at the address it advises the Company of.

        8.2     EXPENSES; TAXES.     Any sales tax, stamp duty, deed transfer or other tax (except only taxes based on the income of Holder) arising out of the issuance and sale of the Warrant or the Warrant Shares issuable upon exercise of the Warrant and consummation of the transactions contemplated by this Warrant Certificate shall be paid by the Company.

        8.3     AMENDMENT; WAIVER.     This Warrant Certificate may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Company and the Holder. No failure to exercise, and no delay in exercising, any right, power or privilege under this Warrant Certificate shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Company and the Holder. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

        8.4     HEADINGS.     The headings contained in this Warrant Certificate are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Warrant Certificate.

        8.5     GOVERNING LAW; INTERPRETATION.     This Warrant Certificate shall be construed in accordance with and governed for all purposes by the laws of the State of Minnesota.

* * *

        IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed and delivered as of the day and year first above written.

A.S.V., INC.

By: ______________________________

Name: ____________________________

Title: _____________________________

EXHIBIT A

EXERCISE NOTICE

[To be executed only upon exercise of Warrant]

The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of the number of shares of Common Stock of A.S.V., Inc. as is set forth below, and herewith makes payment therefor, all at the price and on the terms and conditions specified in the attached Warrant Certificate and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to the person specified below whose address is set forth below, and, if such shares of Common Stock shall not include all of the shares of Common Stock now and hereafter issuable as provided in the attached Warrant Certificate, then A.S.V., Inc. shall, at its own expense, promptly issue to the undersigned a new Warrant Certificate of like tenor and date for the balance of the shares of Common Stock issuable thereunder.

Date: ____________________

Amount of Shares Purchased: ______________

Aggregate Purchase Price: $_____________

Printed Name of Registered Holder: ________________________________

Signature of Registered Holder: ________________________________

NOTICE: The signature on this Exercise Notice must correspond with the name as written upon the face of the attached Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever.

Stock Certificates to be issued and registered in the following name, and delivered to the following address:

___________________________________
(Name)

___________________________________
(Street Address)

___________________________________
(City) (State) (Zip Code)

EXHIBIT B

ASSIGNMENT NOTICE

[To be executed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the person named below, whose address is set forth below, the rights represented by the attached Warrant Certificate to purchase the number of shares of the Common Stock of A.S.V., Inc. ("ASV") as is set forth below, to which the attached Warrant Certificate relates, and appoints ____________________________ attorney to transfer such rights on the books of ASV with full power of substitution in the premises. If such shares of Common Stock of ASV shall not include all of the shares of Common Stock now and hereafter issuable as provided in the attached Warrant Certificate, then ASV, at its own expense, shall promptly issue to the undersigned a new Warrant of like tenor and date for the balance of the Common Stock issuable thereunder.

Date: ____________________

Amount of Warrant Transferred: ______________

Printed Name of Registered Holder: ________________________________

Signature of Registered Holder: ________________________________

NOTICE: The signature on this Assignment Notice must correspond with the name as written upon the face of the attached Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever.

Warrant Certificate for transferred Warrant to be issued and registered in the following name, and delivered to the following address:

___________________________________
(Name)

___________________________________
(Street Address)

___________________________________
(City) (State) (Zip Code)